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                                  Exhibit 23.1


                       CONSENT OF INDEPENDENT ACCOUNTANTS

  We consent to the incorporation by reference in the registration statement of SunGard Data Systems Inc. on Form S-4 and into the SunGard Data Systems Inc.'s Registration Statements on Form S-8 (Registration Nos. 33-6425, 33-14984, 33-33602, 33-42345, 33-69650 and 33-58515) of our report dated February 8,
  1995, on our audits of the consolidated financial statements of SunGard Data Systems Inc. and Subsidiaries as of December 31, 1994 and 1993 and for each of the three years in the period ended December 31, 1994, which report is included in the Annual Report on Form 10-K. We also consent to the reference to our firm under the heading "Experts" in the Registration Statement.


  Coopers & Lybrand L.L.P.

  2400 Eleven Penn Center
  Philadelphia, Pennsylvania
  October 6, 1995